EXHIBIT 10.2

Exclusive License Agreement
Between OHSU and Regen BioPharma, INC
For Invention Disclosure 0472

1.	BACKGROUND	2
2.	DEFINITIONS	2
3.	GRANT OF RIGHTS	5
4.	PAYMENTS	6
5.	SUBLICENSING	8
6.	COMMERCIALIZATION	9
7.	RESTRICTIONS	10
8.	BOOKS, RECORDS AND REPORTS	11
9.	CONFIDENTIAL INFORMATION	12
10.	PROSECUTION, DEFENSE AND MAINTENANCE OF PATENTS	11
11.	PATENT ENFORCEMENT	13
12.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS	14
13.	INSURANCE	15
14.	INDEMNIFICATION	15
15.	TERM AND TERMINATION	16
16.	GENERAL PROVISIONS	17
APPENDIX A: PATENT RIGHTS AND KNOW HOW		21
APPENDIX B: COMMERCIAL DEVELOPMENT PROGRESS REPORT		22
APPENDIX C: FORM OF QUARTERLY REPORT		23

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "Agreement"), dated and effective as of June 5, 2013 (the "Effective Date"), is between the Oregon Health & Science University, having offices at 0690 SW Bancroft Street, L106TT,  Portland, Oregon 97239 ("OHSU"), and Regen BioPharma, Inc., having offices at 4700 Spring St # 304, La Mesa, CA 91942 ("Licensee").  OHSU and Licensee are herein referred to each as a "Party" and collectively as the "Parties."

1.	BACKGROUND

1.1	OHSU has certain inventions and discoveries generally described in OHSU Invention Disclosure ##0472 entitled “Method for enhancing hematopoiesis” (the "Invention").

1.2	OHSU desires the Invention to be utilized for the public benefit to the fullest extent possible.

1.3	Licensee intends to bring together the scientific and business talent, facilities and capital to develop and market products and processes based upon the Invention.

1.4	Licensee wishes to obtain from OHSU, and OHSU is willing to grant to Licensee, a license to exploit the Invention subject to the terms and conditions set forth below.

2.	DEFINITIONS

2.1
"Affiliate" means any entity that controls, is controlled by or is under common control with Licensee, where "control" means beneficial ownership of more than 50% of the outstanding voting securities of an entity, the right to receive 50% or more of the profits or earnings, or the ability otherwise to elect a majority of the board of directors or other managing authority.

2.2
"Change of Control" means (a) the acquisition, either directly or indirectly, through one or a series of transactions by any third party of more than fifty one percent (51%) of the assets of Licensee; (b) any merger or consolidation involving Licensee that  either directly or indirectly, through one or a series of transactions by which any third party acquires more than fifty one percent (51%) of the voting stock of Optionee; or (c) the transfer to any third party of all or substantially all the assets of Licensee relating to the subject matter of this Agreement.

2.3
"Clinician Sublicensees" means any person or entity that directly or indirectly obtains any rights in or to Licensed Technology from Licensee to use the Licensed Technology in a clinical setting, including the purchase of Licensed Product.  Any remuneration received by Licensee from Clinician Sublicensees to use the Licensed Technology in a clinical setting will be subject to the Royalty Payments as set forth in Section 4.3.

2.4
"Commercial Development Progress Report" means a written plan submitted by Licensee describing the details of how and when Licensee intends to commercially develop and exploit the Licensed Technology, attached hereto in Appendix B, and as updated pursuant to Section 6.2.

2.5
 "Confidential Information" means all information and materials provided by one Party ("Disclosing Party") to the other ("Recipient") and designated as confidential by Disclosing Party when provided.  The term "Confidential Information" does not include any information or materials that the Recipient demonstrates (a) is or becomes part of the public domain through no fault of the Recipient or anyone receiving the Confidential Information from Recipient; (b) was already known to Recipient prior to disclosure as demonstrated through adequate written records; (c) is disclosed to Recipient by a third party who has the right to make such disclosure; or (d) through adequate written records to have been developed independently of knowledge of or access to the Confidential Information. The specific terms and conditions of this Agreement are Confidential Information, but the existence of the Agreement and Field of Use are not.

2.6	"Field of Use" means all therapeutic uses related to treatment of diseases in humans and/or animals.

2.7	"Inventors" means the individuals listed as inventors on any patent application or issued patent included within the Patent Rights.

2.8	"Know-How" means all information, including Confidential Information, related to the Invention provided by the Inventors, as set forth in Appendix A.

2.9
"Least Developed Countries" means each country identified as a low-income economy by the World Bank Group and by the United Nations on their respective websites at the time the Licensed Product is transferred, and all other countries mutually agreed to in writing by OHSU and Licensee.

2.10
"Licensed Product" means (a) any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any of the Licensed Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions; and (b) any apparatus, material, equipment, machine or other product that incorporates, uses, used, is covered by, infringes or would infringe any of the Licensed Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions.

2.11	"Licensed Technology" means (a) a pending or issued claim of the Patent Rights; and/or (b) the Know-How.

2.12
"Net Sales" means the gross invoiced amount, and/or the monetary equivalent of any other consideration actually received by Licensee and/or its Sublicensees, for the transfer of a Licensed Product, less any of the following items that are itemized on the relevant invoice or which Licensee can demonstrate have been actually paid or credited with respect to such transfer:

(a) outbound shipping, storage, packing and insurance expenses;

(b) distributor discounts;

(c) allowance for doubtful accounts or uncollectible accounts receivable;

(d)	amounts repaid or credited as a result of rejections, defects, or returns, provided that such rejected, defective or returned Licensed Products are not re-transferred; and

(e)	sales and other excise taxes (excluding VAT), tariffs, export license fees and duties paid to a governmental entity.

Sales commissions are not deductible.  If Licensee or Sublicensee determines the resale price for subsequent transfers of Licensed Product, then Net Sales will be calculated based on the resale invoiced amount. If Licensee or Sublicensees sell the Licensed Products with any other goods or services, Net Sales will be calculated based on the mutually agreeable fair market value of the Licensed Products.  Net Sales accrue at the first of delivery or invoice.

2.13
"Patent Costs" means all out-of-pocket costs and expenses incurred by OHSU in connection with the preparation, filing, prosecution, defense, including interference and opposition proceedings, and maintenance of the Patent Rights.

2.14
"Patent Rights" means the patents and patent applications listed on Appendix A to this Agreement, PCT, U.S. and foreign applications thereon, including continuations, continuations-in-part (but only to the extent of subject matter therein that is described sufficiently in the patents and patent applications listed on Appendix A to satisfy the requirements of 35 U.S.C. §112) and divisionals, patents issuing from any of the foregoing, and reissues, extensions, supplementary protection certificates, substitute applications, and reexaminations of any of the foregoing.

2.15
“Technology Sublicensees” means any person or entity that directly or indirectly obtains any rights in or to the Licensed Technology from Licensee to use the Licensed Technology to further develop or modify the Licensed Technology or to incorporate the Licensed Technology into such Sublicensee’s products or services.  Any remuneration received by Licensee from Technology Sublicensees will be subject to the Technology Sublicensee Payments set forth in Section 4.6.

2.16
"Sublicensees" means any person or entity including an Affiliate that directly or indirectly obtains any rights in or to Licensed Technology from Licensee, including by an agreement not to assert rights, other than solely from the purchase of Licensed Product, including Clinician Sublicensees and Technology Sublicensees.

2.17
"Term" means the period beginning on the Effective Date and ending on the date when (a) the last patent and patent application included within the Patent Rights have expired, been abandoned, or been finally adjudicated as invalid or unenforceable by a non-appealable order; or (b) 10 years, whichever is later.

3.	GRANT OF RIGHTS

3.1	Licenses

(a)
Exclusive Patent License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OHSU grants to Licensee an exclusive, worldwide and nontransferable (except as provided below) license in the Field of Use under the Patent Rights, to make, have made, use, offer to sell, sell and import Licensed Products for the Field of Use.

(b)
Non-Exclusive Know-How License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, OHSU grants to Licensee a nonexclusive and nontransferable (except as provided below) license in the Field of Use to use the Know-How to make, have made, offer to sell, sell and import Licensed Products for the Field of Use.  OHSU has made the Know-How reasonably available to Licensee on an "AS IS, WHERE IS" basis and will transfer materials, if any, that are included within the Know-How on the same basis within 90 days of receipt of the payment required by Section 4.1.  OHSU has no other obligation with respect to the Know-How.

(c)
Sublicense.  Licensee will have the right to grant sublicenses under the rights conveyed in Sections 3.1(a) and (b) as set forth in Section 5 to Clinician Sublicensees and to Technology Sublicensees.  If an Affiliate of Licensee desires to practice the Licensed Technology, such Affiliate must become either a Clinician Sublicensee or a Technology Sublicensee hereunder.

(d)
Limited License.  OHSU has not authorized  any products or processes other than Licensed Products made, used, sold and imported in compliance with this Agreement and Licensee agrees not to practice or have practiced OHSU’s rights in contravention therewith.  All conveyances of the rights licensed in this Section 3.1, including sublicenses, assignments and transfers will be consistent with the terms and conditions of this Agreement or will be null and void.

3.2	Retained Rights.

(a)
OHSU reserves the right to (i) practice and have practiced the Licensed Technology for research, education and/or non-profit patient care purposes, and publishing any scientific findings or other information relating to or including the Licensed Technology; and (ii) all right, title and interest in and to the Licensed Technology not expressly granted in Section 3.1.

(b)
This Agreement does not confer any right, title or interest, including any license or rights by implication, estoppel or otherwise, in tangible or intangible property rights, including any patents, know-how or other inventions or discoveries, that are not explicitly granted to Licensee in Section 3.1, and OHSU expressly retains those rights.

(c)
Patent exhaustion will not apply for any unauthorized sale, and Licensee will provide notice of the Field of Use restrictions to all entities, including Sublicensees and customers to prevent exhaustion of the Patent Rights and any implied license.

4.	PAYMENTS

As partial consideration for the rights granted to Licensee under this Agreement, Licensee will pay OHSU the following:

4.1
License Issue Payment.  Licensee will pay OHSU a license issue payment of Thirty-five Thousand Dollars ($35,000) within 30 days after the Effective Date. Option fees may be credited towards this license fee.

4.2	Milestone Payments. Licensee will pay OHSU the following amounts within 30 days of Licensee or any Sublicensee achieving each of the following milestones:

4.2.1	Twenty-five Thousand Dollars ($25,000) on the enrollment of the first patient in a Phase I clinical trial anywhere in the world for each Licensed Product.

4.2.2	One Hundred Fifty Thousand Dollars ($150,000) on the enrollment of the first patient in a Phase III clinical trial anywhere in the world for each Licensed Product.

4.2.3	Two Hundred Fifty Thousand Dollars ($250,000) on the first regulatory approval anywhere in the world for each Licensed Product.

4.3
Royalty Payments.  Licensee will pay OHSU a continuing royalty as set forth below.  No multiple royalty payments will be payable to OHSU because a Licensed Product may be covered by more than one patent or patent application included within the Patent Rights or may embody the use of both Patent Rights and Know-How.  Royalty payments are due and payable within 30 days after the end of the calendar quarter in which the Net Sale occurred and must be accompanied by a Quarterly Report as more fully described in Section 8.2 below.

4.3.1	2% Of Net Sales outside the Least Developed Countries; which percentage may be reduced in half where the Licensed Product embodies solely the Know-How and not the Patent Rights.

4.3.2
0% Of Net Sales solely within any of the Least Developed Countries, so long as the Net Sales received by Licensee and/or Sublicensees solely cover Licensee's or Sublicensees' reasonable and documented direct costs to manufacture the Licensed Products ("Costs").

4.3.3	1% Of Net Sales solely within any of the Least Developed Countries that exceed Costs.

4.4
License Maintenance Payments.  For the first four (4) years until the first Net Sale, Licensee will pay OHSU a license maintenance payment of One Thousand Dollars ($1,000) by each anniversary of the Effective Date. Beginning in year 5 until the first Net Sale, Licensee will pay OHSU a license maintenance payment of then Five Thousand Dollars ($5,000) by each anniversary of the Effective Date.

4.5
Minimum Royalty Payments.  Commencing on the first January 1 to occur after the first Net Sale, and for each year thereafter, Licensee will pay to OHSU minimum annual royalty of Ten Thousand Dollars ($10,000).  OHSU will credit payment of minimum royalties received against any subsequent royalty payments made by Licensee, but only for the year in which the minimum annual royalty was received.

4.6
Technology Sublicensee Payments.  Licensee will pay OHSU the percentage set forth below of all remuneration received from a Technology Sublicensee, whether in the form of money, equipment, property, equity, debt financing or any other cash or noncash consideration, other than sales generating royalty payments to OHSU pursuant to Section 4.3.  The Parties will negotiate in good faith to determine the fair market value of all noncash remuneration within 30 days of receipt, and Licensee will pay OHSU such amount by the end of such 30 day period.

4.6.1	30% in the 1st year.

4.6.2	25% in the 2nd year.

4.6.3	20% in the 3rd year.

4.6.4	15% in the 4th year and thereafter.

4.7
Reimbursement of Patent Costs.  Within 30 days after the Effective Date, Licensee will pay OHSU the sum of $9,167.12, which represents Patent Costs incurred by OHSU as of April 30, 2012.  Licensee will also reimburse OHSU for all Patent Costs occurring thereafter pursuant to Section 10.2.

4.8	Payment Terms.

(a)
Except as expressly provided in Section 4.5, all payments are nonrefundable and noncreditable, and due and payable to OHSU by Licensee on the date specified in this Agreement.  In the event no date is specified, payment is due within 30 days from the date of the invoice.

(b)
Any unpaid invoices or payments will incur a late fee of 1.0% per month (12% per annum) until paid.  Acceptance of late payments does not negate or waive OHSU's right to seek any other remedy in law, equity or otherwise.

(c)
All amounts payable to OHSU under this Agreement are payable in United States dollars, including royalties based on Net Sales in foreign countries and sublicensee payments payable by Sublicensees located in foreign countries.

(d)
United States dollar amounts will be calculated using the foreign exchange rate published in The Wall Street Journal in effect for that foreign currency on the last business day of the reporting period to which the payment relates, and all fees in connection with making the payment will be borne by Licensee.

(e)
Licensee will bear all credit risks associated with its Sublicensees and is responsible for making all payments of all royalties, sublicensee payments and other sums required under this Agreement by Licensee and Sublicensees.

(f)
All amounts payable to OHSU under this Agreement are net of all taxes and other charges, and Licensee will be responsible for paying all taxes, fees and other charges levied by any taxing authority on account of license payments, royalties or any other sums payable under this Agreement.  Licensee will deliver copies of all official tax receipts.

(g)
All payments required under this Agreement will be delivered by hand, by overnight courier, or by first class, registered or certified mail, properly addressed to OHSU at the address listed in Section 16.1 below.

4.9
Third Party Royalties.  If Licensee is required to pay royalties to a third party in order to sell Licensed Products as a result of (a) governmental laws; (b) settlement agreements; (c) a final nonappealable judgment in an infringement action; or (d) good faith determination by Licensee that infringement will occur without a license, and OHSU concurs, the Parties will negotiate a reduction in the percentage used to calculate royalties for the period of time such third party payments are made  However, in no event shall the royalties due OHSU be reduced by more than fifty percent (50%)]

4.10
Combination Products.  If the Parties agree the Licensed Products should be sold in combination with other products or processes ("Other Products"), then Net Sales shall be calculated on the following basis

4.10.1
if Licensed Product and Other Products have each been sold separately, the total price of the combination multiplied by the ratio of the separate prices of the Licensed Product over the Other Products;

4.10.2
if Licensed Product has been sold separately but the Other Products have not, the price of the combination multiplied by the ratio of the separate price of the Licensed Product to the price of the combination; or

4.10.3	if the Licensed Product has not been sold separately, then the parties agree to negotiate a reduction in the royalty to reflect the fair value of the Licensed Product to the combination.

4.10.4	However, in no event shall the royalties due OHSU be reduced by more than fifty percent (50%).

5.	SUBLICENSING

5.1
Method of Granting a Sublicense.  Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Licensee may grant sublicenses under this Agreement to Clinician Sublicensees and to Technology Sublicensses by entering into a written sublicense agreement (a) that names OHSU as a third party beneficiary; (b) is consistent with all terms and conditions of this Agreement, including Sections 7 (Restrictions), 8 (Books, Records and Reports), 9 (Confidential Information), 12 (Representations, Warranties and Disclaimers) and 14 (Indemnification); and (c) provides that it will terminate upon the earlier of the termination or expiration of this Agreement.

5.2
Duty to Deliver a Copy of the Sublicense Agreement to OHSU.  Within 30 days after the execution of each sublicense agreement and any amendment thereof, Licensee will deliver to OHSU a copy of that sublicense agreement and/or amendment to OHSU.

5.3	Liability. Licensee remains liable for Sublicensee's compliance with the terms and conditions of this Agreement, and OHSU has the right to audit Sublicensee's compliance.

6.	COMMERCIALIZATION

6.1
Diligence.  Licensee will use its reasonable best efforts to develop, manufacture or have manufactured, market and sell Licensed Products as soon as practicable consistent with reasonable business practices and judgment and any obligations to the U.S. government specified in Section 3.3 including::

6.1.1
Identification of optimum embodiment of patent claims for clinical development (e.g.: utilization of endothelial cells from bone marrow versus placenta, versus adipose stromal vascular fraction) by August 2013

6.1.2
Creation of white paper in peer reviewed journal comparing hematopoietic stimulatory activity of endothelial cells from different tissues of the body. This puts forth the scientific rationale for the project by September 2013

6.1.3	Selection of manufacturing facility and development of Good Manufacturing Practice (GMP) protocol for creation of preclinical samples for experimentation by October 2013.

6.1.4	Establishment of preclinical animal model to replicate patient data using cells produced according to Regen standard operating procedures by December 2013

6.1.5	Recruitment of Principal Investigator for Clinical Trial by February 2014.

6.1.6	Compilation of preclinical efficacy and safety data for IND generation by April 2014

6.1.7	Submission of IND application to FDA by May 2014

7.
Commercial Development Progress Report.    Furthermore, Licensee will provide a Commercial Development Progress Report to OHSU within 60 days after the end of each calendar year that includes the following information substantially in the form attached as Appendix B.

8.	RESTRICTIONS

8.1
Use Restrictions.  Neither Licensee nor Sublicensees will use the Licensed Products without paying a royalty, except to (a) obtain regulatory approval of Licensed Products; (b) demonstrate the Licensed Products to potential customers or partners; or (c) as provided for herein.

8.2
Sales, Transfer and Encumbrance Restrictions.  Neither Licensee nor Sublicensees will sell, lease, license, import, transfer or otherwise dispose of any Licensed Products other than in a manner that supports commercialization of the Licensed Products.

8.3	Compliance with Laws.

(a)
Licensee is subject to all United States laws and regulations, including the Export Administration Act of 1979 and the Arms Export Control Act (collectively, the "Export Acts") that control the export of technical data, computer software, laboratory prototypes, biological material and other commodities.  The transfer of those items may require a license from the U.S. Government or written assurances by Licensee that it will not export such items to certain foreign countries without prior approval from the U.S. Government.  OHSU neither represents that a license is required, nor that if required, it will be issued.

(b)
Licensee will at all times and at its expense (i) comply with the Export Acts and obtain all required export licenses and approvals necessary; (ii) register and give the required notice of this Agreement in each country where an obligation exists; and (iii) be solely responsible for ensuring that Licensee's performance, the Licensed Technology and the Licensed Products comply with all applicable laws, rules, regulations, orders, decrees, judgments and other governmental acts of any foreign governmental authorities having jurisdiction over Licensee or any Sublicensee (including any health and safety rules and regulations and any patent, copyright, trademark or other infringement laws).

8.4	No Endorsement/Use of OHSU's Name.

(a)        At Licensee's request, Licensee and OHSU will issue a joint press release regarding the existence of this Agreement in a form acceptable to both Parties.  Neither Party will use the name, image, trade or service marks, landmarks, monuments, likeness, logos or any other distinguishing feature of the other Party or any employee of the other Party in any press release, general publication, advertising, marketing, promotional or sales literature (“Releases”), in each case without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Once such consent has been made, the Parties agree that each shall have the right to use any information contained therein for future Releases.  OHSU has the right to state that Licensee and Sublicensees are licensed under the Licensed Technology.

(b)       Notwithstanding anything to the contrary, OHSU does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee and/or Sublicensees including the Licensed Product. Licensee will not state or imply any endorsement by OHSU or any of its employees.

8.5
Marking.  Licensee will mark, and cause each Sublicensee to mark, all Licensed Products with notices of the Patent Rights and of the license that will enable the Patent Rights to be enforced to their full extent in any country where the Licensed Products are made, used, sold or imported.  Licensee will provide evidence of proper marking upon request by OHSU.

9.	BOOKS, RECORDS AND REPORTS

9.1	Notice of First Commercial Transfer. Licensee will notify OHSU of the first transfer for commercial purposes of each Licensed Product in each country in the world within 30 days of each such date.

9.2
Quarterly Reports.  Commencing on first commercial transfer of Licensed Product, Licensee will deliver to OHSU within 30 days after the end of each calendar quarter (each, a "Reporting Period") a written report substantially in the form attached as Appendix C that has been signed by an authorized official of Licensee.  Each report will set forth a full accounting of any amounts due OHSU, including the information necessary or desirable to calculate the amount of (a) the continuing royalty payments due under Section 4.3 above for the Reporting Period on a country-by-country basis; (b) the licensing remuneration received during the Reporting Period, or if there were no gross sales/Net Sales or licensing revenue, Licensee will provide a short written statement to OHSU stating that fact; (c) any minimum royalties available as a credit for the Reporting Period; and (d) either the amount due to OHSU for the Reporting Period or the amount of any prepaid minimum royalties that remain available as a credit to Licensee and that will be carried forward to the next Reporting Period.   Licensee will also deliver to OHSU a written report for any payment due under Section 10.2 within 30 days after the end of each calendar quarter.

9.3
Books and Records.  Licensee will keep proper, continuous and complete books and records of account in accordance with accounting practices generally accepted in the United States. Those books and records will accurately reflect the sales upon which the continuing royalty payments are based and all other information necessary for the accurate determination of all payments required under this Agreement.  Licensee will retain those books and records for at least five years following their creation.

9.4
Audits.  Upon reasonable written notice, OHSU will have the right to copy, inspect and audit the records and books of Licensee and Sublicensees at least once each calendar year during normal business hours for the purpose of verifying the correctness of the payments required under this Agreement.  Examination of the books and records for any Reporting Period will not take place more than two years following the end of that Reporting Period.  Licensee will, within thirty days of the date Licensee receives notice of the amount of any shortfall, pay OHSU that shortfall, plus all applicable late fee charges as described in Section 4.8The costs and expense of any such audit will be borne by OHSU unless the audit discloses that Licensee underpaid by 5% or more during any Reporting Period, in which case, Licensee will pay the costs and expense of the audit.

10.	CONFIDENTIAL INFORMATION

10.1
If Licensee provides Confidential Information to OHSU, it must do so solely through Dr. W. H. Fleming as well as the authorized representative of OHSU designated in Section 16.1. Recipient of Confidential Information will protect and keep that Confidential Information secret and will not (a) disclose that Confidential Information to any person other than to Recipient's and Sublicensee's employees, agents and independent contractors with a need to know the Confidential Information to exercise its rights and/or perform its obligations hereunder, and who have agreed to an obligation of confidentiality and prohibition on use at least as protective of the Confidential Information as this Section 9; or (b) use that Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement. Recipient's obligations under Section 9 expire five years following the later of the expiration or termination of this Agreement.

10.2
If Recipient is required by law, including Oregon Public Records Law, regulation or court order to disclose any of the Confidential Information, it will: (a) promptly notify the Disclosing Party; (b) reasonably assist the Disclosing Party to obtain a protective order or other remedy of Disclosing Party's election; (c) make reasonable efforts to provide Disclosing Party prior review of any disclosure; (d) only provide that portion of the Confidential Information that is legally required; and (e) make reasonable efforts to obtain reliable assurance that the Confidential Information will be maintained in confidence.

10.3
Given the nature of the Confidential Information and the damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of their Confidential Information to any third party, the Parties agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 9.  In addition to all other remedies, Disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 9. The breaching Party agrees to waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such remedy hereunder.

11.	PROSECUTION, DEFENSE AND MAINTENANCE OF PATENTS

11.1
Prosecution and Maintenance. OHSU agrees to take responsibility for, but OHSU will consult with Licensee, all material patent matters regarding the Patent Rights within the Field of Use, and use reasonable good faith efforts to implement all reasonable requests made by Licensee with regard to such matters.  Further, OHSU will provide Licensee with copies of all material written communications to and from any patent office with respect to the patent applications and patents contained in the Patent Rights regarding the Field of Use.  OHSU will endeavor to give Licensee at least 30 days' prior written notice of its intent to abandon the prosecution of any patent application or to discontinue the maintenance of any patent or patent application included in the Patent Rights in the Field of Use. In which case, Licensee shall have the right, but not the obligation, to maintain the Patent Rights at its own expense.

11.2	Reimbursement of Ongoing Patent Costs. Licensee agrees to reimburse OHSU for Patent Costs within 30 days of invoice unless Licensee has surrendered its rights under Section 10.4 below.

11.3
Cooperation and Disclosure.  Licensee will promptly inform OHSU of all matters that come to its attention that may affect the preparation, filing, prosecution, defense or maintenance of the Patent Rights.  Licensee has a continuing responsibility to keep OHSU informed of its and all Sublicensees' entity status, including any change from "small" to "large" entity (as defined by the United States Patent and Trademark Office).

11.4
Loss of Rights.  If Licensee elects to discontinue payment for the filing, prosecution, defense and/or maintenance of any patent or patent application within the Patent Rights or fails to pay any invoice submitted by OHSU for those Patent Costs within 30 days after the date of that invoice, the jurisdiction described in that invoice will be excluded from the license and the patent or patent application described in that invoice will be excluded from the term "Patent Rights" and all rights relating to those patent applications and patents will revert to OHSU without further obligation to Licensee and may be freely licensed by OHSU to others.  If Licensee elects not to pay the Patent Costs for the filing, prosecution, defense and/or maintenance of any patent application or patent in any country or for any patent or patent application, and OHSU acting in reliance on that election ceases to prosecute or defend that patent application or maintain or defend that patent in that country, then Licensee will not sell any product or provide any processes covered by the claims of that patent as issued, or in the case of an application, covered in the claims as written at the time Licensee notifies OHSU of its decision not to support the application, unless Licensee pays royalties under this Agreement on sales in that country as set forth in Section 4.3.

11.5
Patent Term Extension. The Parties will cooperate in selecting a patent within the Patent Rights to seek a term extension for or supplementary protection certificate under in accordance with the applicable laws of any country.  Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

11.6
Challenge.  In the event Licensee intends to challenge the validity or enforceability of any of the Patent Rights, Licensee will (a) give OHSU 90 days' prior written notice; and (b) continue to make all payments required hereunder directly to OHSU without the right to pay into escrow or other account any such amounts; (c) reimburse all otherwise unreimbursed costs and expenses of OHSU regarding such challenge including attorneys’ fees; and (d) from the date of the decision by the District Court upholding all or part of  claims within Patent Rights, until the end of the Term, make payments under Section 4.3 at double the royalty rate otherwise required in Section 4.3.  For purposes of clarity, Licensee agrees that no payment made to OHSU is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights do not include valid claims.

12.	PATENT ENFORCEMENT

12.1
Enforcement Rights.  If either OHSU or Licensee becomes aware of any actual or threatened infringement of the Licensed Technology, that Party will promptly notify the other of each infringement or possible infringement, as well as any facts that may affect the validity, scope or enforceability of the Patent Rights (the "Infringement Notice").  The Parties will reasonably cooperate with each other to abate that infringement without litigation.

(a)
If within 120 days after the date of the Infringement Notice, attempts to abate such infringement are unsuccessful, then Licensee may bring an action to enforce the Patent Rights in the Field of Use at its own expense, provided Licensee first notifies OHSU and carefully considers OHSU's views before initiating and throughout that suit.  In that case, OHSU will cooperate with Licensee as reasonably requested, at Licensee's expense.  OHSU may at any time, solely on its own initiative, join in that suit.

(b)
If Licensee fails to bring an action within 180 days after the date the Infringement Notice, OHSU may bring an action at its own expense, in which case Licensee will cooperate with OHSU, including joining the suit as reasonably requested, at OHSU's expense.

The Party initiating and maintaining the action will keep the other Party reasonably apprised of the status and progress of the litigation.

12.2	Fees and Costs. In any infringement action brought under Section 11.1(a), Licensee will pay all expenses including costs, fees, expenses, experts' and attorneys' fees and disbursements of OHSU.

12.3	Settlement and Recovery.

(a)
Licensee agrees OHSU owns the Licensed Technology, and Licensee will not settle any action or other proceeding in any manner that includes an admission of fault and/or is prejudicial to OHSU, including any of the rights regarding the Licensed Technology, without OHSU's prior written approval.

(b)
Any recovery made by Licensee, through court judgment or settlement, will be applied first to reimburse Licensee for its reasonable out-of-pocket litigation expenses, and second, to reimburse OHSU for royalties that it would have received had the actions taken by the defendant occurred in compliance with this Agreement generating a Net Sale. Any remaining recoveries will be shared equally between Licensee and OHSU.  Should OHSU be made a Party to any suit described in this Section 11, Licensee will reimburse OHSU for any costs, fees and expenses, including experts' and attorneys' fees OHSU incurs as a result of and in opposing that action.

13.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

13.1
Mutual Representations and Warranties.  Each Party represents and warrants to the other that (a) it is and will be at all times during the Term a valid legal entity existing under the law of its state of incorporation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; and (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement.

13.2
Disclaimers. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN SECTION 12.1, AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, USAGE, AND TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY; THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE PROPERTY RIGHTS. IN NO EVENT WILL OHSU BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.  NOTHING WILL LIMIT OHSU'S REMEDIES OR ABILITY TO RECOVER DAMAGES IN THE EVENT OHSU ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS, INCLUDING INCREASED DAMAGES FOR WILLFUL INFRINGEMENT.

13.3
Prohibition Against Inconsistent Representations. Licensee will not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with any term or condition of this Agreement.

14.	INSURANCE

14.1
Licensee will maintain general and product liability insurance with deductibles and minimum limits of liability in amounts commensurate with industry standards and sufficient to satisfy its obligation hereunder, including Section 14.1.  Evidence of insurance will be provided to OHSU upon request.

15.	INDEMNIFICATION

14.1
Licensee will indemnify, defend and hold harmless OHSU, its directors, trustees, officers, employees, students, fellows, agents, consultants, the sponsors of the research that led to the Licensed Technology and the Inventors ("OHSU Indemnitees") from and against all claims, liabilities, demands, damages, costs, expenses (including attorney fees and costs) and losses, including (a) for death, personal injury, illness and property damage arising from or relating in any way to this Agreement, including the Licensed Products; (b) the use or misuse of the Licensed Technology and/or Licensed Products by or on behalf of Licensee, Sublicensees, their customers, suppliers, independent contractors and other third persons; (c) the design, manufacture, distribution, storage, sale, import and/or use of any Licensed Products or other products or processes developed in connection with or arising out of the Licensed Technology; and (d) Licensee's and/or Sublicensees' negligence and willful malfeasance.  OHSU will reasonably cooperate with Licensee, at Licensee's expense, in the defense of such action; provided that under no circumstances will Licensee or any party acting on its behalf make any admissions of fault or impose any material obligation on OHSU Indemnitees, including with respect to the Licensed Technology.

14.2
To the extent necessary to satisfy its obligations to OHSU under Section 14.1, Licensee hereby waives any immunity or exemption from liability for the personal injury or death of its employees that may exist under, or any right to receive contribution from OHSU created by, the workers' compensation laws of the state where the injury occurs or the employee is located.

16.	TERM AND TERMINATION

16.1	Expiration. This Agreement is effective as of the Effective Date and unless sooner terminated under this Section 15, will expire at the end of the Term.

16.2	Termination by Either Party.

(a)
Either Party may terminate this Agreement if the other Party commits a breach and fails to remedy such breach within 30 days after receiving written notice. If OHSU is unable to determine Licensee's and its Sublicensee's compliance with the terms and conditions of this Agreement because Licensee has not provided sufficient communications required by this Agreement, the Parties agree that such failure to provide will also be deemed evidence of Licensee's failure to perform activities to which were to be reported in such communications.

(b)
This Agreement will terminate if the other Party enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes any voluntary arrangement with any of its creditors, or ceases to carry on business, or any similar event under the law of any foreign jurisdiction.

16.3
Licensee's Termination Rights.  At any time following the first anniversary of the Effective Date, Licensee may terminate this Agreement by giving OHSU 60 days' written notice, paying OHSU all sums then due and payable, and making a termination payment of Five Thousand Dollars ($5,000), except in the case where diligent scientific and clinical development leads to the conclusion that the efficacy or safety of the Licensed Product do not justify further development.

16.4
Termination by OHSU. OHSU does not license its rights to entities that bring suit against it and as such, OHSU may immediately terminate this Agreement if Licensee or any Sublicensees directly or indirectly bring any action or proceeding against OHSU, including any pertaining to tangible or intellectual property owned by OHSU unless (a) such suit is for an uncured material breach of this Agreement by OHSU, (b) such suit is for an uncured material breach of this Agreement by Licensee and Licensee has attempted reasonably and in good faith to resolve the subject matter of such suit through discussion and mediation as described in Section 16.7, or (c) the suit relates to an uncured material breach of this Agreement or another agreement by OHSU that has not been resolved in accordance with this Agreement..

16.5	Consequences of Expiration/Termination. Upon expiration or earlier termination of this Agreement for any reason whatsoever:

(a)
Licensee will immediately discontinue, and will cause its Sublicensees to immediately discontinue, the manufacture, use, marketing, importation and sale of the Licensed Products, except that after termination of this Agreement under Section 15.3, if Licensee or Sublicensees then possess, have started the manufacture of or have accepted binding orders for Licensed Products, then Licensee or such Sublicensee may sell their inventories, complete the manufacture of, and market and sell the finished Licensed Products to the extent necessary to dispose of those inventories and fill those orders, subject at all times to Licensee's obligation to comply with the terms and conditions of this Agreement, including to pay OHSU the payments under Section 4 and to deliver the reports required in Section 8.2;

(b)	Licensee will not be discharged from any liability or obligation to OHSU that arose, accrued or became due before the effective date of expiration or termination;

(c)
Within 90 days after the expiration or earlier termination of this Agreement for any reason, Licensee will submit a final report in form and content similar to the Quarterly Report and pay all amounts required to be paid to OHSU under this Agreement, including the prorated minimum annual license maintenance payment and minimum annual royalty payments;

(d)
Sections that by their nature prescribe continuing rights and obligations will survive until their purposes are fulfilled, including Section 7 (Restrictions), 8 (Books, Records and Reports), 9 (Confidential Information), 12 (Representations, Warranties and Disclaimers), 13 (Insurance), 14 (Indemnification) and 16 (General Provisions);

(e)
Each Party will promptly return or destroy the Confidential Information of the other Party (except that OHSU may retain one copy of Licensee's Confidential Information solely for archival purposes), and will deliver a certificate signed by one of its authorized officers that it has done so; and

(f)
All rights licensed or transferred by OHSU to Licensee under this Agreement will revert to OHSU, all sublicenses will terminate, and Licensee agrees to execute and deliver all instruments necessary or desirable to effectuate the foregoing.

17.	GENERAL PROVISIONS

17.1
Notices.  All notices or other communications given hereunder shall be in writing, shall be signed by an officer of the Party sending such notice or other communication, and shall be delivered by hand, by overnight courier, by electronic mail or by facsimile with all delivery charges prepaid and addressed to the Parties as follows:

If to OHSU:            Attention:  Director

Technology Transfer & Business Development,

Oregon Health & Science University

0690 SW Bancroft Street L106TT

Portland, OR 97239

Phone: 503-494-8200

Fax: 503-494-4729

If to Licensee:        David Koos

Chairman & CEO

Regen BioPharma, Inc.

4700 Spring St # 304

 La Mesa, CA 91942

Phone: 619-702-1404

Communications under Sections 10 and 11 may also be made by verbal disclosure in person and/or telephonically.  All such notices and communications will be effective on the date delivered, if in person or telephonically, on the date of the postmark of that notice or communication if by courier, and on the date of the date stamp of that notice or communication if by electronic mail or facsimile.  Either Party may change its address by giving notice of that change to the other Party.

17.2
Waivers.  Neither Party will be deemed to have waived any of its rights under this Agreement until it has signed a written waiver of those rights.  Without limiting the preceding, no failure or delay by either Party in exercising any rights, powers or remedies under this Agreement will operate as a waiver of any such right, power or remedy, and no waiver will constitute a waiver of any other provision, breach, right or remedy, nor will any waiver constitute a continuing waiver or be effective except for the specific instance and for the specific purpose given.

17.3
Amendments.  If either Party wishes to modify this Agreement, the Parties will confer in good faith to determine the desirability of such modification.  No modification will be effective until a written amendment is signed by both Parties.

17.4
Assignment.  Licensee will not assign or transfer its interests in nor delegate its obligations under this Agreement, whether by transfer, merger, operation of law or otherwise without OHSU's written consent, which will not be unreasonably withheld.  A Change of Control of Licensee (voting or otherwise) will be deemed an assignment for purposes of Sections 4.2 and 16.4. This Agreement will be binding on and inure to a Party's successors and assigns.  OHSU has the right to assign its Licensed Technology and this Agreement to any successor or assign.

17.5
Governing Law; Jurisdiction and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without reference to any choice of law provisions, the Uniform Commercial Code or the International Convention on the Sale of Goods.  Subject to Section 16.7, any claim, action or suit between OHSU and Licensee and/or Sublicensee that arise out of or relate to this Agreement and that is not barred by sovereign immunity will be brought and conducted solely and exclusively within the Circuit Court for Multnomah County, Oregon, provided however, if any such claim, action or suit may be brought only in a federal forum or pertains to the enforcement of the Patent Rights, and does not waive sovereign immunity on behalf of OHSU unless OHSU so elects at that time, such claim, action or suit will be brought and conducted solely and exclusively within the United States District Court of Oregon and Licensee and/or Sublicensee consents to the jurisdiction of and venue in those courts.  Nothing herein will be construed as a waiver of sovereign immunity.

17.6
Severability.  The terms and conditions of this Agreement are severable.  If any term or condition of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part will be reformed, if possible, to conform to law, and if reformation is not possible, that part will be deleted in such jurisdiction only and the remainder of the terms and conditions of this Agreement as well as the invalid or unenforceable term or condition in all jurisdictions where valid and enforceable will remain in full force and effect, unless enforcement of this Agreement without the invalid or unenforceable term or condition would be grossly inequitable under the circumstances or would frustrate the primary purpose of this Agreement.

17.7
Dispute Resolution.  The Parties agree to first attempt to settle amicably any controversy or claim arising out of or relating to this Agreement by providing copies of documents reasonably requested to enable a Party to evaluate its position. If the Parties are unable to settle amicably any controversy or claim then both Parties agree that all disputes between them arising out of or relating to this Agreement will be submitted to non-binding mediation unless the Parties mutually agree otherwise in writing.  Licensee further agrees to include a similar provision in all agreements with Sublicensees thereby providing for mediation as the first and primary method for dispute resolution between the parties to those agreements.  All parties agree to exercise their best effort in good faith to resolve all disputes in mediation provided, however, nothing will limit OHSU's remedies or ability to enforce its rights in the Licensed Technology in any jurisdiction or manner.  In the event of a dispute between the Parties, neither Party shall make any public statements to the press.

17.8
Independent Contractor; No Agency.  Neither Party will be deemed to be the employee, representative, agent, joint venturer or partner of the other Party for any purpose.  Neither Party has the authority to obligate or bind the other, or to incur any liability on behalf of the other, nor to direct the employees of the other.

17.9
Interpretation.  Both Parties have had the opportunity to have this Agreement reviewed by their attorneys.  Therefore, no rule of construction or interpretation that favors or disfavors either Party will apply to the interpretation of this Agreement.  Instead, this Agreement will be interpreted according to the fair meaning of its terms.  The captions or headings of this Agreement are for convenience of reference only.  They will not limit or otherwise affect the meaning or interpretation of any provision of this Agreement.  The words "includes" and "including" are not limited in any way and mean "includes or including without limitation."  The word "person" includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations and other natural and legal persons.  The term "and/or" means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word "will" is a synonym for the word "shall".  All attachments to this Agreement are a part of and are incorporated in this Agreement.

17.10
Counterparts; Facsimile Delivery.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement.  This Agreement may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

17.11
Attorneys' Fees.  In any legal action or proceeding arising out of or related to this Agreement, the Prevailing Party will be entitled to recover all reasonable attorneys’ fees incurred at trial, on appeal, or on any petition for review, together with other costs allowed by law.  For purposes of this Agreement, "Prevailing Party" means the Party that prevails either affirmatively or by means of a successful defense with respect to claims having the greatest value or importance as reasonably determined by the mediator or court with jurisdiction over the matter, as applicable and after taking into consideration any settlement offers made by the Parties.

17.12
Entire Agreement.  With respect to the Licensed Technology, this Agreement, including its Appendices which are incorporated herein by reference, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties.

OHSU: OREGON HEALTH & SCIENCE UNIVERSITY

/s/Andrew O Watson	June 5, 3013

__________________________________	_______________

Andrew O. Watson	Date

Interim Director, Technology Transfer & Business Development

LICENSEE: REGEN BIOPHARMA, INC.

/s/David Koos	June 5, 2013

___________________________________	_______________

David Koos	Date

Chairman & CEO

APPENDIX A: PATENT RIGHTS and KNOW HOW

Patent Rights:

US patent No. 6,821,513 “Method for enhancing hematopoiesis” issued Nov. 23, 2004.

Know-How:

Know-how includes technical data, specifications, methods, laboratory notebooks, grant applications, publications or verbal discussions with Licensee; and all inventions that are the subject of the invention disclosure giving rise to, or that are described in, patent applications included in the Patent Rights that do not issue into patents.

APPENDIX B: COMMERCIAL DEVELOPMENT PROGRESS REPORT

1.	Funding information of Licensee (VC, STTR, etc.) and Sublicensees (if any).

2.	Information on Licensee's and Sublicensees' key individuals who are involved in the research, development and commercialization of the Licensed Technology.

Research and development milestones, including the timeline and budget of each,.

Identification of optimum embodiment of patent claims for clinical development (e.g.: utilization of endothelial cells from bone marrow versus placenta, versus adipose stromal vascular fraction) by August 2013

Creation of white paper in peer reviewed journal comparing hematopoietic stimulatory activity of endothelial cells from different tissues of the body. This puts forth the scientific rationale for the project by
September 2013

Selection of manufacturing facility and development of Good Manufacturing Practice (GMP) protocol for creation of preclinical samples for experimentation by October 2013.

Establishment of preclinical animal model to replicate patient data using cells produced according to Regen standard operating  procedures by December 2013

Recruitment of Principal Investigator for Clinical Trial by February 2014.

Compilation of preclinical efficacy and safety data for IND generation by April 2014

Submission of IND application to FDA by May 2014

3.	Regulatory approval processes for each Licensed Product including a schedule for each stage of the process.

4.	Status of first transfer for commercial purposes be made for each Licensed Product.

5.	Status of commercialization relationships that are intended to generate Net Sales.

APPENDIX C: FORM OF QUARTERLY REPORT

Name of Licensee:                                                     Invention Disclosure #

Reporting Period:

A.           Royalties

1.	Detailed sales invoice records used to calculate royalties during the Reporting Period

2.
Quantity of Licensed Products transferred by Licensee and/or all Sublicensees during the Reporting Period on a country-by-country basis listing each patent or patent application relating to the Licensed Product on a Licensed Product-by-Licensed Product basis

3.	Gross invoiced amounts, monetary equivalents and any other consideration received for Licensed Products during the Reporting Period

4.
Net Sales calculations made during the Reporting Period, including applicable deductions, foreign exchange rates, allowances and other charges, or if there were no gross sales/Net Sales, Licensee will provide a short written statement to OHSU stating that fact

5.	Any minimum royalties available as a credit for the Reporting Period

6.
Either the amount of royalties required to be paid to OHSU for the Reporting Period or the amount of any prepaid minimum royalties that remain available as a credit to Licensee and that will be carried forward to the next Reporting Period in such year

B.          Milestone payments

C.          License maintenance payments

D.          Sublicensee payments

1.	List of Sublicensees

2.
Amount and type of compensation received by Licensee under Section 4.6 of the Agreement (other than royalty payments covered by Section 4.3 of the Agreement), as well as the Sublicensing rate set forth in Section 4.6 of the Agreement

4.	The amount of sublicense payments required to be paid to OHSU for the Reporting Period.

THE INFORMATION IN THIS REPORT IS TRUE, ACCURATE AND COMPLETE FOR THE REPORTING PERIOD SPECIFIED ABOVE.

LICENSEE:

By:___________________________________                                                                                           _______________

     Signature of Authorized Official                                                                                                                     Date

Printed Name___________________________

Title__________________________________